Exhibit 99.2

WCI Communities, Inc.

Senior Management Incentive Compensation Plan

General. This Arrangement is intended to provide for a performance bonus for designated Senior Executives upon the attainment of performance goals established by the Committee.

Definitions.

“Board” means Board of Directors of the Company.

“CEO” means the Chief Executive Officer of the Company.

“Committee” means the committee of those members of either the Compensation Committee of the Board or such other committee of the Board consisting of two or more directors as may be delegated authority to administer this Plan and who are outside directors within the meaning of Section 162(m).

“Company” means WCI Communities, Inc., a Delaware corporation.

“Participant” means the Senior Executives designated to participate in this Plan with respect to a Performance Period.

“Performance Period” means the fiscal year of the Company or such other period as may be designated by the Committee.

“Plan” means the Senior Management Incentive Compensation Plan, as amended from time to time.

“Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended, or any successor provision and the regulations promulgated thereunder.

“Senior Executive” means the CEO and any other executive officer of the Company.

Participation. Senior Executives shall be eligible to be designated as Participants in this Plan. This Plan shall apply only to those Senior Executives designated as Participants by the Committee for the relevant Performance Period.

Performance Measures. The performance goals for the Performance Period shall be based on attainment of target levels of, or a targeted increase in, one or more of the following Company or business group criteria: (1) Earnings Before Taxes (“EBT”), (2) Earnings Before Interest, Taxes, Depreciation and Amortization (“EBIDTA”); (3) Return on Net Assets (“RONA”), (4) Net Income, (5) After Tax Return on Investment (“ATROI”), (6) Sales, (7) Revenues, (8) Earnings Per Share, (9) Total Shareholder Return, (10) Return on Equity (“ROE”), (11) Return on Capital (“ROC”), (12) Total Business Return, (13) Gross Margin, (14) Operating Cash Flow, (15) Free Cash Flow, or (16) Stock Price Appreciation.

Individual Maximum Amounts. The maximum annual performance bonus payable to any Participant in respect of any fiscal year under this Plan is $12,000,000.

Administration

Committee. The Committee shall have the sole and exclusive authority to administer this Plan, including the interpretation of the terms hereof. The Committee shall be entitled to rely on information, opinions, reports and statements presented to the Committee by officers, employees and outside professionals and experts, including the Company’s financial statements. Any determination by the Committee hereunder shall be final and binding on all Participants, their beneficiaries and the Company.

Designation of Participants; Setting of Goals. The Committee shall, for each Performance Period, designate in writing the Participants, establish in writing the target bonus amounts and the performance goal or goals for each Participant based on one or more of the performance measures listed above, not later than 90 days after the beginning of such Performance Period so long as, at that time, the attainment of such performance goal or goals is substantially uncertain (within the meaning of Section 162(m)). However, the performance goal or goals must be established on or before the date that 25% of the Performance Period has elapsed, if the Performance Period is less than one year. The Committee may establish different performance measures and different individual target maximum amounts for each Participant. The performance measures may be based on absolute Company performance or Company performance related to a peer group or other external measure of performance.

Adjustment for Extraordinary Items. The Committee shall adjust, upward or downward, to the extent permitted by Section 162(m), the performance goals to reflect (i) a change in accounting standards, (ii) a significant acquisition or divestiture, (iii) a significant capital transaction, or (iv) any other unusual, nonrecurring items which are separately identified and quantified in the Company’s audited financial statements, so long as such accounting change is required or such transaction or nonrecurring item occurs after the goals for the Performance Period are established and such exclusions are stated at the time that the performance goals are determined.

Negative Discretion. At the time the extent of attainment of the performance goals is determined by the Committee, the Committee at its sole discretion may reduce, but may not increase, the amount of the performance bonus that would be otherwise payable to a Participant under this Plan. The Committee may take into consideration any and all factors relating to the Company’s and the Participant’s performance for such Performance Period.

Payment Only Upon Attainment. A performance bonus shall be paid to a Participant under this Plan only in accordance with the terms of this Plan and only upon the attainment of the performance goals established, adjusted and applied by the Committee for such Participant. Except as explicitly provided herein, no waiver or modification of the goals may be made. The Committee shall be the sole and exclusive arbiter of the extent, if any, to which the performance goals have been attained, and the amount of the performance bonus payable hereunder. The performance bonus, if any, for a Performance Period shall be paid to the Participant in the calendar year following the end of the applicable Performance Period, unless such payment is deferred in a manner consistent with the requirements of Code Section 409A.

Certification of Attainment. Prior to the payment of any performance bonus to any Participant under this Plan, the Committee shall certify in writing the extent to which the performance goals for such Participant have been attained.

Shareholder Approval. This Plan shall be effective, beginning for fiscal year 2006, upon its approval by the shareholders of the Company.

Amendment. The Committee may, without further action by the shareholders, amend the Plan from time to time as it deems desirable; provided, that no such amendment may, without shareholder approval, increase the class of employees who may receive compensation under the Plan, change the permitted performance measures, increase the maximum bonus payable under the Plan, extend the term of the Plan or make any other change requiring further shareholder approval under Section 162(m).

Duration and Termination. This Plan, unless earlier terminated, shall be effective for each of the fiscal years 2006 through 2011. The Board may, in its discretion, terminate this Plan at any time.